Exhibit 99.1

Ardea	John Beck
Contact:	Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com

Media	Heidi Chokeir, Ph.D.
Contact:	Russo Partners, LLC
(619) 528-2217
heidi.chokeir@russopartnersllc.com
Ardea Biosciences Reports Recent Accomplishments and Second Quarter 2010 Financial Results
SAN DIEGO, August 6, 2010 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases today reported recent accomplishments and financial results for the second quarter and six months ended June 30, 2010.
“Since our last quarterly update, we have presented additional clinical results further supporting RDEA594’s efficacy and favorable tolerability when administered as a single agent and in combination with xanthine oxidase inhibitors,” commented Barry D. Quart, president and chief executive officer. “We look forward to completing our larger, ongoing Phase 2b combination study of RDEA594 and allopurinol and our ongoing clinical pharmacology studies in order to set the stage for the subsequent initiation of our Phase 3 evaluation of RDEA594.”
Recent Accomplishments
•	In June 2010, we presented the following new data from five studies of RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, at the Annual European Congress of Rheumatology hosted by the European League Against Rheumatism (EULAR):
•	Updated results from a Phase 2b monotherapy study of RDEA594 in 123 gout patients with hyperuricemia showing response rates after four weeks of 60 percent and 42 percent at the 600 mg and 400 mg dose groups, respectively. In this study, response was defined as reduction of uric acid in the blood to below 6 mg/dL. For patients with baseline uric acid levels less than 10 mg/dL, who represent the majority of gout patients in clinical practice, response rates were 75 percent and 57 percent with these two respective doses.

•	Interim results from an ongoing Phase 1b, open-label clinical pharmacology study demonstrating a 100 percent response rate in patients receiving two different doses of RDEA594 in combination with allopurinol.

•	Results from multiple studies indicating that the activity of RDEA594 is not diminished as a monotherapy in patients with mild-to-moderate renal impairment.

•	Safety results from five clinical studies indicating that RDEA594 is well tolerated alone or in combination with allopurinol or febuxostat (Uloric®, Takeda Pharmaceutical Company Limited; Adenuric®, Ipsen and Menarini).
•	We identified the maximum tolerated dose (MTD) of RDEA119, our lead product candidate for the treatment of cancer, in a Phase 1 study as a single agent in advanced cancer patients with different tumor types and a Phase 1/2 study in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals). Dosing in the MTD expansion cohorts of both studies is ongoing. RDEA119 is being developed under a global license agreement with Bayer HealthCare AG (Bayer).
Clinical Development Efforts and Important Second Half 2010 Clinical Development Milestones
•	We expect to provide results from our ongoing Phase 2b study evaluating RDEA594 in combination with allopurinol in approximately 220 patients not responding adequately to allopurinol alone and from our ongoing clinical pharmacology studies.

•	We expect to provide results from a Phase 1b dose-ranging study of RDEA594 in combination with febuxostat in gout patients.

•	In coordination with Bayer, we intend to continue to progress RDEA119 in advanced cancer patients with different tumor types, as a single agent in our ongoing Phase 1 study as well as in combination with sorafenib of our ongoing Phase 1/2 study.
Second Quarter and Year-to-Date 2010 Financial Results
As of June 30, 2010, we had $103.3 million in cash, cash equivalents, and short-term investments, and $1.8 million in receivables, compared to $50.9 million in cash, cash equivalents, and short-term investments, and $1.4 million in receivables as of December 31, 2009. The net increase in cash, cash equivalents and short-term investments and receivables for 2010 was primarily due to our April 2010 public offering and the reimbursement of third-party development costs associated with our MEK inhibitor program under the license agreement with Bayer, partially offset by the use of cash to fund our clinical-stage programs, personnel costs and for other general corporate purposes.
Revenues totaled $3.5 million and $6.8 million for the three and six months ended June 30, 2010, respectively. Revenues totaled $5.5 million for the three and six months ended June 30, 2009. The revenues earned in 2009 and 2010 resulted from the recognition of a portion of the upfront, non-refundable license fee and reimbursement of third-party development costs under our license agreement with Bayer.
Net loss for the three and six months ended June 30, 2010 was $12.8 million and $22.9 million, or $0.57 per share and $1.11 per share, respectively, compared to a net loss for the same periods in 2009 of $8.0 million and $22.1 million, or $0.44 per share and $1.23 per share, respectively. Net loss for the three and six months ended June 30, 2010 included non-cash charges of $1.8 million and $3.5 million, or $0.08 per share and $0.17 per share, respectively, for stock-based compensation expense. For the same period in 2009, we reported non-cash charges of $1.5 million and $3.1 million, or $0.08 per share and $0.17 per share, respectively, for stock-based compensation expense. The increase in net loss between these periods was primarily a result of an increase in research and development expense mainly due to the continued development and progression of our clinical and preclinical programs. These increases were partially offset by the increases in revenues noted above and a decrease in personnel and related costs, mainly due to savings realized from our 2009 restructuring plan. The decrease in net loss per share for the six months ended June 30, 2010 compared to the same period in 2009 was due to an increase in our weighted-average shares outstanding in 2010 as a result of our April 2010 public offering.

ARDEA BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009
Revenues:
License fees	$2,426	$5,013	$4,853	$5,013
Reimbursable research and development costs	1,095	499	1,942	499

Total revenues	3,521	5,512	6,795	5,512

Operating expenses:
Research and development	12,884	10,725	23,135	21,721
General and administrative	3,319	2,526	6,246	5,403

Total operating expenses	16,203	13,251	29,381	27,124

Loss from operations	(12,682)	(7,739)	(22,586)	(21,612)

Other income (expense):
Interest income	111	119	180	255
Interest expense	(229)	(348)	(490)	(712)
Other income, net	13	5	26	3

Total other income (expense)	(105)	(224)	(284)	(454)

Net loss	$(12,787)	$(7,963)	$(22,870)	$(22,066)

Basic and diluted net loss per share	$(0.57)	$(0.44)	$(1.11)	$(1.23)

Shares used in computing basic and diluted net loss per share	22,556	18,004	20,568	17,927

Condensed Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$103,335	$50,891
Total assets	$108,482	$55,065
Total stockholders’ equity	$84,569	$24,741

About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is a selective URAT1 transporter inhibitor in Phase 2 clinical development. Our next-generation URAT1 inhibitor program is currently in preclinical development. RDEA119, a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) and our lead product candidate for the treatment of cancer, is being developed under a global license agreement with Bayer HealthCare AG. RDEA119 is currently being evaluated in advanced cancer patients with different tumor types as a single agent in a Phase 1 study as well as in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in a Phase 1/2 study. Our two product candidates for the treatment of HIV, RDEA806 and RDEA427, are non-nucleoside reverse transcriptase inhibitors (NNRTIs), which have successfully completed a Phase 2a study in HIV patients and a human micro-dose pharmacokinetic study in healthy volunteers, respectively.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, RDEA119, RDEA806, RDEA427 and our other compounds, the timing and results of our preclinical, clinical and other studies and our financial performance. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities, including collaboration or license agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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